        Exhibit 10.1

Description of STERIS Non-Employee Director Compensation Program
    The Director compensation program for STERIS plc (“STERIS”) non-employee Directors for the term of office beginning July 29, 2021 is summarized below.
    An annual retainer of $300,000 is payable for the 2021-2022 term of office to each non- employee Director other than the Chairman of the Board. An annual retainer of $450,000 is payable to the Chairman for the 2021-2022 term. The retainer fees are payable in full at the beginning of each Director’s term. Retainer fees are fully vested immediately, regardless of the form in which paid.
    Absent an election to the contrary, retainer fees are payable to each Director who has satisfied the Company’s Director Stock Ownership Guidelines (“Guidelines”) in a combination of cash, STERIS stock options and career restricted stock units (“CRSUs”). Directors may elect to receive payment of their retainers in CRSUs or stock in lieu of cash or options, and stock in lieu of CRSUs.
    Retainer fees for non-employee Directors who have not satisfied the Guidelines are payable in a combination of cash and CRSUs. In some circumstances those Director may elect to receive CRSUs in lieu of cash.
    Committee Chair fees are payable annually to each Chairperson of a standing Board Committee at the beginning of his or her term. These fees are $25,000 for the Audit Committee Chair, $20,000 for the Compensation and Organization Development Committee Chair, and $15,000 for the other standing Committee Chairs. These fees are all payable in cash unless the Chairperson elects stock options, CRSUs or stock.
    In addition, Committee membership fees are payable to Committee members, other than Committee Chairs, for each standing Committee on which the member serves. These fees, which are payable in cash at the beginning of the term, are as follows: $12,000 Audit Committee member; $7,500 Compensation and Organization Development Committee member; and $6,000 per Committee for members of other standing Committees.
Permitted compensation elections for incumbent Directors are required to be made on or before the December 31 that immediately precedes the beginning of the term for which the compensation will be paid. Elections for the term of office beginning in 2022 must be made by December 31, 2021.
The number of CRSUs or STERIS shares a Director is entitled to receive is determined based upon the dollar amount of the retainer fees elected to be received in CRSUs or STERIS shares, and the NYSE STERIS per share closing price on the effective date of grant. The number of options a Director is entitled to receive is determined based upon the same factors and a Black-Scholes calculation, and the option price is the NYSE per share closing price on the effective date of grant.

        Exhibit 10.1
A Director’s CRSU’s will be settled in STERIS shares six months after the cessation of the Director’s Board service. Directors will be paid cash dividend equivalents on their CRSUs as dividends are paid on STERIS shares.
The STERIS Director compensation program for non-employee Directors may be modified by the Board of Directors.